SUB-ITEM 77C:

SHAREHOLDER VOTING RESULTS: On November 19, 2009, the Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund") held a Special Meeting of Shareholders (the "Meeting") to consider a proposal to elect five nominees proposed by the Board to serve as directors of the Fund ("Directors") and to reorganize the Fund to implement a "master/feeder" investment structure (the "Reorganization"). Shareholders of record of the Fund on September 28, 2009 were entitled to vote on the Directors and the Reorganization. The Directors and the Reorganization were approved by the shareholders of the Fund at the Meeting and the Reorganization took place at the close of business on December 31, 2009. The following votes were recorded during the Meeting (all percentages are reflective of total shares voted at the Meeting):

01.  Directors (Record date outstanding shares: 473,602,623.000)

Alan Brott
For                      Withheld
452,939,858.070          212,875.900
99.95%                   0.05%

John C. Hover II
For                      Withheld
452,939,858.070          212,875.900
99.95%                   0.05%

Victor F. Imbimbo, Jr.
For                      Withheld
452,939,858.070          212,875.900
99.95%                   0.05%

Stephen V. Murphy
For                      Withheld
452,939,858.070          212,875.900
99.95%                   0.05%

Thomas G. Yellin
For                      Withheld
452,939,858.070          212,875.900
99.95%                   0.05%



02. Reorganization (Record date outstanding shares: 473,602,623.000)

For                        Against                    Abstained

452,378,681.820           774,052.150                 0.000
99.83%                    0.17%                       2.83%